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                                                                    EXHIBIT 10.2

                              SEVERANCE AGREEMENT


     THIS SEVERANCE AGREEMENT (the "Agreement"), is entered into as of November 10, 1998, by and between Kent Electronics Corporation, a Texas corporation (the "Company"), and Terrence M. Hunt (the "Officer").

     WHEREAS, the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Company Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Officer, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company; and

     WHEREAS, the Committee believes that it is imperative to diminish the inevitable distraction of the Officer by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Officer's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Officer with compensation arrangements upon a Change in Control which provide the Officer with individual financial security and which are competitive with those of other corporations.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Company and Officer hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings (the singular includes the plural, unless the context clearly indicates otherwise):

          (a) A "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

               (i) The date any entity or person (including a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or any comparable successor provisions) shall have become the beneficial owner of, or shall have obtained voting control over, twenty percent (20%) or more of the then outstanding common shares of the Company;

               (ii) (1) The date the stockholders of the Company approve a definitive agreement to sell or otherwise dispose of substantially all the assets of the Company, or to merge or consolidate the Company with or into another corporation, in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities or other property of another corporation, other than a merger of the Company in which holders of common shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately
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          after the merger as immediately before, or (2) the date the Company enters into a binding agreement to sell or otherwise transfer (including without limitation by merger or consolidation) to one or more unaffiliated entities or persons not less than a majority of the outstanding capital stock of the Company; or

               (iii) The date upon which, during any period of two consecutive years, individuals who at the beginning of such period constitute the Company Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new Company Board member was approved by a vote of at least three-fourths of the Company Board members then still in office who were Company Board members at the beginning of such period.

          (a) "Change in Control Date" shall be the date on which a Change in Control occurs.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) "Termination Date" shall mean the date on which Officer's employment with the Company is terminated, by either the Company or the Officer.

     2. BENEFITS UPON CHANGE IN CONTROL. If, at any time after a Change in Control, Officer's employment with the Company is terminated (for any reason, including but not limited to death or retirement, and whether with or without cause and whether by the Officer or the Company), the Company shall be required to provide the following benefits to Officer:

          (a) The Company shall pay to the Officer in a lump sum in cash, concurrently with the Termination Date if the Company discharges the Officer and within three (3) business days of the Termination Date if the Officer resigns, the aggregate of the following amounts:

               (i) a cash lump sum payment equal to all the cash compensation due Officer pursuant to the terms of his employment by the Company as of the date of discharge or resignation, including the bonus for the period of his employment prior to the discharge or resignation annualized on a reasonable basis acceptable to Officer; however, if at the end of such year it is determined that Officer's annual compensation for the year in which his discharge resignation falls would have been higher than the annualized amount used to calculate this payment, the Company shall pay Officer an amount in a cash lump sum equal to a proportionate share in the increase based on his period of employment during the year in which Officer was discharged or resigned; and

               (ii) a cash lump sum payment equal to the highest amount of Officer's annual cash compensation (including without limitation, salary, bonus and any

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          deferrals of salary or bonus) or annualized compensation calculated as described in Section 2(a)(i) during the five years preceding or the year of the Change in Control).

          (b) In addition to the cash benefits payable pursuant to Section 2(a) hereof, all stock options, restricted stock awards and similar awards granted to Officer by the Company shall immediately vest on the Termination Date, notwithstanding any existing vesting schedule or other terms set forth in any plan or agreement governing the term of such stock options, restricted stock awards and similar awards.

     3.  REQUIREMENT OF BONUS PAYMENT IN CERTAIN CIRCUMSTANCES.

          (a) In the event that Officer is deemed to have received an excess parachute payment (as such term is defined in Section 280G(b) of the Code) which is subject to the excise taxes (the "Excise Taxes") imposed by
     Section 4999 of the Code in respect of any payment of compensation to Officer from the Company pursuant to this Agreement, in whatever form, the Company shall make the Bonus Payment (as defined below) to Officer promptly after the date on which Officer received or is deemed to have received any excess parachute payments.

          (b) The term "Bonus Payment" means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by Officer, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Bonus Payment, such that Officer shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Bonus Payment, Officer shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate to which the Bonus Payment and Officer are subject. An example of the calculation of the Bonus Payment is set forth below: Assume that the Excise Tax rate is 20%, that the highest federal marginal income tax rate is 40% and that Officer is not subject to state income taxes. Assume that Officer has received an excess parachute payment in the amount of $500,000, on which $100,000 in Excise Taxes are payable. The amount of the required Bonus Payment would be $250,000. The Bonus Payment of $250,000, less Excise Taxes of $50,000 (20% of $250,000) and income taxes of $100,000 (40% of
     $250,000), leaves the Officer with $100,000, the amount of the Excise Taxes payable in respect of the excess parachute payment.

          (c) Officer agrees to cooperate reasonably with the Company to minimize the amount of the excess parachute payments, including without limitation assisting the Company in establishing that some or all of the payments received by Officer contingent on a change described in Section 280G(b)(2)(A)(i) of the Code are reasonable compensation for personal services actually rendered by Officer before the date of such change or to be rendered by Officer on or after the date of such change. In the event that the Company is

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     able to establish that the amount of the excess parachute payments is less than originally anticipated by Officer, Officer shall refund to the Company any excess Bonus Payment to the extent not required to pay Excise Taxes or income taxes (including those incurred in respect of the payment of the Bonus Payment). Notwithstanding the foregoing, Officer shall not be required to take any actions which his tax advisor advises him in writing
     (i) is improper or (ii) exposes Officer to material personal liability, and Officer may require the Company to deliver to Officer an indemnification agreement in form and substance satisfactory to Officer as a condition to taking any action required by this Section 3.

          (d) The Company shall make any payment required to be made under this Agreement in cash and on demand. Any payment required to be paid by the Company under this Agreement which is not paid within five days of receipt by the Company of Officer's demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Officer immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum.

          (e) In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import ("Successor Provisions"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Officer is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 or any Successor Provisions had not been imposed.

     4. FULL SETTLEMENT. The Company's obligations to perform hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Officer. In no event shall the Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Officer under any of the provisions of this Agreement. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Officer may incur as a result of any contest by the Company or others of the validity or the enforceability of, or liability under, any provision of this Agreement.

     5. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Officer's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Officer may qualify, nor shall anything herein limit or otherwise affect such rights as the Officer may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Officer is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries on the Change in Control Date shall be payable in accordance with such plan, policy, practice or program.

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     6.  FUNDING.  The Company shall pay the benefits under this Agreement out of its general assets pursuant to the terms of this Agreement. There shall be no special fund out of which benefits shall be paid, nor shall the Officer be required to make a contribution as a condition of receiving benefits.

     7. TAX WITHHOLDING. The Company may withhold or cause to be withheld from any benefits payable under this Agreement all federal, state, city or other taxes that are required by any law or governmental regulation or ruling.

     8. NOTICES. Any notice required or desired to be given under this Agreement or other communications relating to this Agreement shall be in writing and delivered personally or mailed, return receipt requested, to the party concerned at the address set forth below:

          If to the Company:  Kent Electronics Corporation
                              1111 Gillingham Lane
                              Sugar Land, Texas 77478

          If to Officer:      At his residence address as maintained by the
                              Company in the regular course of its business for payroll purposes.

     9. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to severance payments and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Company and Officer concerning severance payments.

     10. CHOICE OF LAW. This Agreement shall be governed by, and enforced according to, the laws of the State of Texas. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof. Officer hereby waives any objection which he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the District Court of Harris County, State of Texas, or in the United States District Court for the Southern District of Texas, and hereby further waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     11. ASSIGNMENT. The rights and obligations under this Agreement of the Company and Officer may not be assigned, except that the Company may, at its option, assign one or more of its rights or obligations under this Agreement to any of its subsidiaries or affiliates, or in connection with a transfer of all or substantially all of the assets or stock of the Company or a merger or consolidation of the Company with and into another corporation or other entity, provided that in each case the Company shall remain responsible for its obligation hereunder.

     12. COUNTERPARTS. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and

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delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

     13. MODIFICATION. This Agreement may be modified only by written agreement signed by Officer and by the President or Secretary of the Company. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective as of the date first written above.


                         KENT ELECTRONICS CORPORATION



                         By: /s/ Morrie K. Abramson
                            ------------------------------------
                            Morrie K. Abramson
                            Chairman of the Board and Chief Executive Officer




                             /s/ Terrence M. Hunt
                            ------------------------------------
                            Terrence M. Hunt

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